Exhibit 99.2

HANCOCK WHITNEY CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated

Effective July 1, 2018

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ARTICLE IV. PARTICIPATION		9

4.1	Eligibility Requirements	9
4.2	Election to Participate	9
4.3	Effective Date of Participation	9
4.4	Rehired/Reinstated Associates	10
4.5	Change of Classification	11

ARTICLE V. PAYROLL DEDUCTIONS		11

5.1	Amount of Deductions	11
5.2	Indefinite Election	12
5.3	Changes to Payroll Authorization	12
5.4	Termination	12

ARTICLE VI. CONTRIBUTIONS TO PLAN/ACCOUNTS		13

6.1	Delivery to Plan Custodian	13
6.2	Participants’ Stock Share Accounts	13

ARTICLE VII. STOCK PURCHASES AND ALLOCATIONS		13

7.1	Purchase of Common Stock	13
7.2	Purchase Price	14
7.3	Allocation to Accounts	14

ARTICLE VIII. DIVIDENDS AND SHAREHOLDER RIGHTS		14

8.1	Dividends, Etc., on Allocated Shares	14
8.2	Stock Rights on Allocated Shares	15

ARTICLE IX. REPORTS TO PARTICIPANTS		15

9.1	Participant Account Statements	15
9.2	Shareholder Information	15
9.3	Tax Reporting	15

ARTICLE X. WITHDRAWAL FROM ACCOUNTS		16

10.1	Withdrawal from Stock Share Accounts	16
10.2	Distribution of Shares	16
10.3	Trailing Dividends	16

ARTICLE XI. TERMINATION OF EMPLOYMENT		16

11.1	Termination Other Than Retirement or Death	16
11.2	Termination Due to Retirement or Death	17

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ARTICLE XII. DEFAULT		18

12.1	Default	18

ARTICLE XIII. EXPENSES		19

13.1	General Administrative Costs	19
13.2	Expenses/Cost of Distribution	19

ARTICLE XIV. AMENDMENT AND TERMINATION OF PLAN		19

14.1	Amendment	19
14.2	Termination	19

ARTICLE XV. GENERAL PROVISIONS		19

15.1	Effect of a Change in Control	19
15.2	Electronic Instructions	20
15.3	Employment Rights	20
15.4	Limitations on Purchase of Stock	20
15.5	Assignment, Exemption from Seizure	20
15.6	Physical, Mental or Legal Incapacity	20
15.7	Limitation of Liability	21

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HANCOCK WHITNEY CORPORATION 2010 EMPLOYEE STOCK PURCHASE PLAN

HANCOCK WHITNEY CORPORATION (previously known as Hancock Holding Company and referred to herein as the “Company”) hereby amends and restates the HANCOCK WHITNEY CORPORATION 2010 EMPLOYEE STOCK PURCHASE PLAN this the             day of July, 2018, to be effective as of the 1st day of July, 2018.

W I T N E S S E T H:

WHEREAS, the Company desiring to establish a plan to provide for ownership of stock in the Company by Associates of the Company and/or of its Affiliates, established the Hancock Holding Company 2010 Employee Stock Purchase Plan effective the 1st day of January, 2011; and

WHEREAS, pursuant to Section 18.1 of the Plan, the Company reserved the right to amend the Plan at any time provided no such amendment affects any Participant’s right to the benefit of contributions made by him prior to the date of such amendment, and the Plan has been amended by the Company from time to time; and

WHEREAS, the Company desires to further amend the Plan to reflect certain changes in the administration thereof and the elections available thereunder and to restate the Plan in its entirety.

NOW, THEREFORE, the Plan is hereby amended and restated in its entirety as follows:

ARTICLE I.

GENERAL

1.1 Purpose. The purpose of the Plan is to provide Eligible Associates who wish to become stockholders of the Company with a convenient means for the purchase of shares of the Company’s Common Stock. It is intended that the Plan constitute a broad based employee stock purchase plan, but the Plan is not intended to constitute a qualified “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code).

1.2 ERISA. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.3 Authorized Shares. The Company has reserved Two Hundred Fifty Thousand (250,000) shares of Common Stock for issuance under the Plan. Unless terminated earlier by the Company, the Plan will terminate when all such shares (adjusted as provided herein) have been purchased pursuant to the terms of the Plan. The number of shares reserved for issuance hereunder shall be proportionally adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, combination or exchange of shares, exchange for other securities, reclassification, or reorganization, redesignation, merger, consolidation, recapitalization, or other such change. Any such adjustment may provide for the elimination of fractional shares.

1.4 Prior Plan. The Company previously maintained the Hancock Holding Company Employee Stock Purchase Plan (originally known as Hancock Bank Employee Stock Purchase Plan) which was initially effective the 4th day of January, 1982 (the “Prior Plan”), and which was terminated upon the initial effective date of this Plan. At the Associate’s election, each Associate’s accounts maintained pursuant to the Prior Plan as of such effective date was transferred to and merged with the accounts of the Associate under this Plan.

ARTICLE II.

DEFINITIONS

2.1 Affiliate. The term “Affiliate” means any corporation, or other form of entity, of which the Company owns, from time to time, directly or indirectly eighty percent (80%) or more of the total combined voting power of all classes of stock or other equity interest.

2.2 Allocation Date(s). The term “Allocation Date(s)” means the dates as of which stock purchased hereunder shall be allocated to the Stock Share Accounts of the Participants, which shall be (a) the last day of each payroll period of the Employer and (b) each dividend payment date.

2.3 Associate. The term “Associate” means any person who is treated as a common law employee by the Company and/or its Affiliates; provided, however, that an individual who is reclassified as a common law employee on a retroactive basis shall not be treated as having been an Associate for purposes of the Plan for any period prior to the date he or she is so reclassified.

2.4 Bank. The term “Bank” means Hancock Whitney Bank, a wholly-owned subsidiary of the Company.

2.5 Board. The term “Board” means the Board of Directors of the Company.

2.6 Change in Control. The term “Change in Control” shall mean the happening of any of the following events:

(a) The acquisition by any one person or by more than one person acting as a group, of ownership of Common Stock that, together with Common Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Common Stock of the Company;

(b) The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of Common Stock in the Company possessing fifty percent (50%) or more of the total voting power of the Common Stock of the Company;

(c) The replacement during any twelve-month period of a majority of the members of the Board by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(d) The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

It is intended that the definition of Change in Control contained herein shall be the same as (i) a change of ownership of a corporation, (ii) a change in the effective control of a corporation and/or (iii) a change in the ownership of a substantial portion of a corporation’s assets as reflected in Treasury Regulations Section 1.409A-3(i)(5), as modified by the substitution of the higher percentage requirements in items (b) and (d) above; and all questions or determinations in connection with any such Change in Control shall be construed and interpreted in accordance with the provisions of such Regulations.

2.7 Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

2.8 Committee. The term “Committee” means the Committee authorized by the Board to administer this Plan, as more fully described in Article III hereof.

2.9 Common Stock. The term “Common Stock” means shares of common stock, par value $3.33 per share, of the Company authorized on the effective date of the Plan, and any shares which, at any time prior to the date when such term is used, may be issued by the Company and exchanged for such shares of Common Stock or any other shares, whether in subdivision or in combination thereof and whether as part of a classification or reclassification thereof, or otherwise.

2.10 Company. The term “Company” means Hancock Whitney Corporation, a bank holding company under the Bank Holding Company Act of 1956, headquartered in Gulfport, Mississippi, and its successors and assigns.

2.11 Custodial Agreement. The term “Custodial Agreement” means the separate agreement executed in connection with this Plan by and between the Company and the Plan Custodian for the administration and investment of funds contributed pursuant to this Plan, as such may be amended from time to time.

2.12 Election Deadline. The term “Election Deadline” means the time by which a Payroll Authorization must be received in order to be effective for a payroll period. The Election Deadline for each established payroll period shall be the beginning of payroll processing for such payroll period.

2.13 Eligible Associate. The term “Eligible Associate” means those Associates of the Company, or of an Affiliate, who shall be eligible to participate in this Plan after meeting the eligibility requirements of Section 4.1. Eligible Associates shall include all Associates of the Company and its Affiliates, except the following:

(a)

Associates included in a unit of Associates covered by a collective bargaining agreement between the Company and employee representatives, if retirement benefits were the subject of good faith bargaining (for this purpose, the term employee representatives does not include any organization more than half of whose members are Associates who are owners, officers or executives of the Company or an Affiliate;

(b)	Associates who are nonresident aliens and who receive no earned income from the Company which constitutes income from sources within the United States;

(c)	Leased Employees (as determined under the provisions of the Hancock Whitney Corporation 401(k) Savings Plan);

(d)	“On-Call Employees” which shall mean individuals classified by the Company as “on-call Employees” to be contracted as needed for special projects;

(e)	“Seasonal Employees” which shall mean individuals classified by the Company as “seasonal Employees” to be hired for summer employment, spring-break and/or Christmas break;

(f)	“Co-op Employees” which shall mean students hired by the Company as part of a high school/college cooperative program;

(g)	“Project Employees” which shall mean individuals classified by the Company as “project Employees” to be hired for specific projects; and

(h)	Associates classified as “interns” hired under the Company’s Intern programs.

2.14 Employer. The term “Employer” shall mean the Company and each Affiliate of the Company.

2.15 Participant. The term “Participant” means an Eligible Associate who is participating in the Plan at the time the term is used.

2.16 Payroll Authorization. The term “Payroll Authorization” means the payroll deduction authorization which each Eligible Associate must complete and submit pursuant to Section 4.2 hereof in order to participate in the Plan.

2.17 Payroll Deduction(s). The term “Payroll Deduction(s)” means the amount or amounts withheld from a Participant’s Salary each payroll period and contributed to the Plan on his behalf as elected by the Participant pursuant to a Payroll Authorization.

2.18 Plan. The term “Plan” means the Hancock Whitney Corporation 2010 Employee Stock Purchase Plan as hereby amended and restated.

2.19 Plan Custodian. The term “Plan Custodian” means the entity designated from time to time pursuant to separate agreement with the Company to serve as Plan Custodian for purposes of the Plan.

2.20 Plan Year. The term “Plan Year” means the period commencing on January 1st of each year and ending on December 31st of such year.

2.21 Salary. The term “Salary” means base salary or base compensation paid by the Employer to a Participant, excluding bonus, incentive and commission and overtime payments. Notwithstanding the preceding, “Salary” of a Participant who is a commissioned Associate means the amount classified by the Employer as such Participant’s draw.

2.22 Stock Share Account. The term “Stock Share Account” means the separate account established and maintained for each Participant for the purpose of recording the Participant’s contributions to the Plan and the Common Stock purchased and allocated to the Participant under the Plan and under the Prior Plan and transferred to this Plan at the Participant’s election.

2.23 Recordkeeper. The term “Recordkeeper” means the entity designated by the Company from time to time as the Company’s stock transfer agent acting in its capacity as recordkeeper for the Plan or such other entity as the Company may from time to time designate, by separate agreement, as recordkeeper for the Plan.

ARTICLE III.

ADMINISTRATION AND INTERPRETATION OF PLAN

3.1 Committee. The Plan will be administered by a Committee as authorized by the Board. Such Committee may be an existing, standing committee of the Board or may be a committee specifically established for the purpose of administering the Plan, consisting of such members as the Board may from time to time determine, who are appointed by and subject to removal by the Board. The Committee may from time to time adopt rules and regulations consistent with the Plan as it deems necessary to carry out or administer the Plan or to provide for matters not specifically covered herein, and may change, alter, amend or rescind such rules and regulations as the Committee deems appropriate.

3.2 Authority and Duties. Except as expressly provided herein, the Committee shall have the exclusive right to interpret the provisions of the Plan and to determine any question arising hereunder or in connection with the administration of the Plan, including, without limitation, the resolution of factual disputes, the remedying of any omission, inconsistency, or ambiguity, and the determination of benefits, eligibility and interpretation of the Plan provisions and related documents. The Committee’s decisions, determinations, interpretations or other actions in respect thereof shall be final, conclusive and binding upon all participants and former participants; their beneficiaries, heirs, executors, assigns; and all other parties.

The Committee shall have full power and authority to exercise all duties of the Committee set forth in the provisions of the Plan and to do all other acts deemed necessary or desirable, in the discretion of the Committee, for the administration of the Plan in accordance with the provisions hereof.

3.3 Delegation. The Committee may, from time to time, delegate certain of its administrative duties and authority to other committees, departments and/or personnel of the Company or the Bank.

3.4 Rules and Procedures. The Committee may from time to time adopt rules and procedures with respect to the administration of the Plan, provided that all such rules and procedures are consistent with the provisions of the Plan. The rules and procedures shall be binding on all Eligible Associates and Participants.

ARTICLE IV.

PARTICIPATION

4.1 Eligibility Requirements. Each Eligible Associate shall be eligible for participation in this Plan after attaining age eighteen (18) and completing sixty (60) days of consecutive employment as an Eligible Associate with the Company or one of its Affiliates.

For purposes of determining eligibility, service with FNBC Bank and its affiliates will be counted as employment with the Company or an Affiliate for individuals who become Eligible Associates on March 11, 2017 (the “FNBC Transfer Date”) in connection with the acquisition of nine FNBC Bank branches by the Company’s subsidiary, Hancock Whitney Bank, and who were employed by FNBC Bank on the day immediately preceding the FNBC Transfer Date, including those individuals on an approved leave of absence.

4.2 Election to Participate. Participation in the Plan is voluntary. In order to participate in the Plan, an Eligible Associate must complete a Payroll Authorization electing the amount of his Salary to be deducted each pay period and contributed to the Plan, subject to the limitations of Section 5.1. Such Payroll Authorization must be completed and submitted in such form and manner, whether written, electronic or otherwise, as may be designated from time to time by the Committee.

4.3 Effective Date of Participation. Participation in the Plan by an Eligible Associate shall become effective as of the first payroll period that commences on or after the first day of the month coinciding with or immediately following the date on which he completes the eligibility requirements of Section 4.1 provided he has submitted a Payroll Authorization pursuant to Section 4.2 and such Payroll Authorization is received on or before the Election Deadline for such payroll period. An Eligible Associate who does not elect to participate upon initially becoming eligible for participation pursuant to Section 4.1 may subsequently elect to participate by completing a Payroll Authorization and submitting it pursuant to Section 4.2 at any time. Such Payroll Authorization shall become effective as of the payroll period specified by the Eligible Associate provided it is received on or before the Election Deadline for such payroll period, and otherwise shall be effective as of the next payroll period.

Notwithstanding the preceding provisions of this Section or of Section 4.1, individuals who became employed by the Company or one of its Affiliates as an Eligible Associate on April 28, 2017, (the “Hire Date”) in connection with the acquisition by Hancock Whitney Bank of certain assets of First NBC Bank from the Federal Deposit Insurance Corporation shall commence participation as of the first payroll period that commences on or after the first day of the month coinciding with or immediately following the Hire Date, or, if later, his attainment of 18 years of age, provided he has submitted a Payroll Authorization pursuant to Section 4.2 and such Payroll Authorization is received on or before the Election Deadline for such payroll period.

4.4 Rehired/Reinstated Associates. Each former Participant who is reinstated within thirty-one (31) days of the termination of his employment shall be eligible to participate in the Plan immediately upon his reemployment as an Eligible Associate. Such rehired Participant shall be reinstated to participation in the Plan, based on his elections in the Payroll Authorization in effect at the time of his termination, as soon as administratively feasible but in no event later than the last day of the payroll period following the payroll period during which he is rehired. All other former Associates of the Employer, whether or not they were Participants or had met the eligibility requirements for Participation in this Plan at the time of their termination of employment, shall, upon reemployment by the Employer or an Affiliate, be treated as a new Associate for all purposes of this Plan.

4.5 Change of Classification. Service with the Company or an Affiliate in a position that is not eligible for participation under the Plan is taken into consideration for purposes of meeting the eligibility requirements under Section 4.1, and an Associate who is not an Eligible Associate who subsequently becomes employed as an Eligible Associate shall immediately be eligible to participate in the Plan provided he has otherwise met such eligibility requirements. A Participant who ceases to be employed as an Eligible Associate shall become ineligible to participate in the Plan. In such an event, all Payroll Deductions pursuant to Article V on behalf of such Participant shall cease with the last pay period for which he is employed as an Eligible Associate and, unless he is reinstated as an Eligible Associate within thirty-one (31) days as provided in Section 4.4, his employment shall be treated as terminated for purposes of this Plan and the balance of his Stock Share Account shall be distributed as provided in Section 11.1. Notwithstanding the preceding provisions of this Section, if a Participant becomes ineligible to participate in the Plan because he ceases to be employed as an Eligible Associate but such Participant continues to be employed by the Company or an Affiliate, his payroll deductions shall cease as provided herein but his employment shall not be treated as terminated and his Stock Share Account balance shall not be distributed unless and until he incurs an actual termination of employment or requests a withdrawal under the provisions of this Plan. In the event such a former Participant subsequently returns to employment as an Eligible Associate, he shall be eligible to participate in the Plan immediately upon such reemployment as an Eligible Associate.

ARTICLE V.

PAYROLL DEDUCTIONS

5.1 Amount of Deductions. Participants may contribute to the Plan only through Payroll Deductions in such amount or amounts as elected by the Participants in accordance with the provisions of Section 4.2 hereof. The amount of Payroll Deductions shall be stated as a percentage of the Participant’s Salary, and may be in any whole or fractional (up to two decimal places) percentage of Salary, with a minimum deduction of Two Dollars ($2.00) and a maximum deduction of ten percent (10%) of Salary per pay period. In no event shall a Participant’s aggregate Payroll Deductions during any Plan Year exceed ten percent (10%) of his total Salary for such Plan Year.

5.2 Indefinite Election. Payroll Deductions elected by a Participant pursuant to a Payroll Authorization shall remain in effect from pay period to pay period for an indefinite period until changed, revoked or terminated by the Participant as otherwise provided herein.

5.3 Changes to Payroll Authorization. A Participant may elect to increase or decrease his Payroll Deduction at any time by completing a new Payroll Authorization in accordance with Section 4.2. Such a change to a prior Payroll Deduction shall become effective as of the payroll period in which such election is made provided the new Payroll Authorization is submitted and received in such manner as may be designated from time to time by the Committee by the Election Deadline for such payroll period, and otherwise shall be effective as of the next succeeding payroll period.

5.4 Termination. Payroll Deductions may be terminated at any time by written or electronic directions filed by the Participant in such manner as may be determined from time to time by the Committee. Such termination shall be effective as of the payroll period in which such directions are filed by the Participant, provided the directions are filed and received in accordance with the Committee’s instructions, on or before the Election Deadline for such payroll period, and otherwise shall be effective as of the next succeeding payroll period.

ARTICLE VI.

CONTRIBUTIONS TO PLAN/ACCOUNTS

6.1 Delivery to Plan Custodian. As soon as practical after each payday, the Employer will remit the total amount withheld through Payroll Deductions from the Salary of all Participants to the Plan Custodian to be invested in Common Stock and held for the benefit of the Participants under the terms hereof. The Employer shall simultaneously provide the Plan Custodian and the Recordkeeper a report containing detailed information as to the amount of such remittance attributable to each Participant in the Plan.

6.2 Participants’ Stock Share Accounts. The Recordkeeper shall maintain a separate Stock Share Account for each Participant in the Plan and shall keep accurate and detailed accounts, on an aggregate and a per Participant basis, of all receipts, disbursements and other transactions hereunder including, but not limited to, Payroll Deductions credited under the Plan, dividends on the Common Stock held in the Plan, Common Stock purchased and held for and Common Stock distributed to the Participants hereunder. All such accounts, books and records relating to such transaction shall be open to inspection and audit at all reasonable times by any person designated by the Company.

ARTICLE VII.

STOCK PURCHASES AND ALLOCATIONS

7.1 Purchase of Common Stock. As soon as practicable after the receipt of the Payroll Deduction amounts and/or the receipt of cash dividends on Common Stock held in the Participants’ Stock Share Accounts, the Plan Custodian shall utilize then-available funds to purchase shares of Common Stock. The maximum number of shares of Common Stock will be purchased that can be acquired with the then-available funds. Such purchase may be made, by the Plan Custodian at the direction of the Company, either on the open market, by private purchase, or from the Company from authorized, unissued shares and/or from shares held in treasury.

7.2 Purchase Price. The purchase price for all purchases of Common Stock made on the NASDAQ Stock Market shall be the then-traded price at the time the actual purchase is made. All other purchases of Common Stock shall be made at fair market value as determined on the date of the purchase. For this purpose, fair market value shall be determined with reference to the bid, asked or opening and/or closing sales prices of the Common Stock as reported on the NASDAQ Stock Market or such other exchange or system of reporting on which the Common Stock is then quoted or traded, as of the day immediately preceding the date on which such fair market value is determined or, if no sales are reported on such date, the next preceding date on which sales of the Common Stock were reported.

7.3 Allocation to Accounts. As of each purchase date, all shares of Common Stock purchased on such date will be allocated in whole and fractional shares (computed to four (4) decimal places) to the Stock Share Accounts of the Participants in the Plan. Such shares of Common Stock shall be allocated on a pro rata basis according to the respective funds available to each Participant in the Plan on such purchase date based on the purchase price.

ARTICLE VIII.

DIVIDENDS AND SHAREHOLDER RIGHTS

8.1 Dividends, Etc., on Allocated Shares. Cash dividends received on shares of Common Stock allocated to Participants’ Stock Share Accounts shall be utilized as soon as practicable after the receipt thereof to purchase additional shares of Common Stock as provided in Section 7.1, which shares shall be allocated as provided in Section 7.3. Stock dividends and stock splits received by the Plan will be credited to each Participant’s Stock Share Account to the extent that such stock dividend or stock split is attributable to the shares of Common Stock which have been allocated to such Participant’s Stock Share Account as of the record date of such stock dividend or stock split.

8.2 Stock Rights on Allocated Shares. Each Participant in the Plan shall have the rights and powers of an ordinary shareholder with respect to the shares of Common Stock allocated to such Participant’s Stock Share Account, including, but not limited to the right to vote such shares and the power to sell such shares and will be provided with shareholder information and communications as provided in Section 9.2.

ARTICLE IX.

REPORTS TO PARTICIPANTS

9.1 Participant Account Statements. Participants shall be provided on-line access to review the transactions and status of such Participant’s Stock Share Account. Such on-line account access shall reflect, but not necessarily be limited to, (a) the Participant’s contributions to the Plan, (b) the number of shares of Common Stock allocated to the Participant’s Stock Share Account, (c) the dividends and interest (if any) allocated to the Participant’s Stock Share Account, and (d) the cumulative total of shares held in the Participant’s Stock Share Account.

9.2 Shareholder Information. Participants will receive copies of all communications provided to the Company’s shareholders, including the Annual Report of the Company, the Notice of the Company’s Annual Meeting and Proxy Statement at the same time and in the same manner as such information is provided to the Company’s shareholders generally.

9.3 Tax Reporting. Participants will also receive information necessary for reporting income realized by them under the Plan.

ARTICLE X.

WITHDRAWAL FROM ACCOUNTS

10.1 Withdrawal from Stock Share Accounts. Except as otherwise provided herein, a Participant may withdraw all or any portion of the shares of Common Stock allocated to such Participant’s Stock Share Account at such time or times and as often as the Participant shall elect. Each request for withdrawal shall be submitted to the Recordkeeper in writing or electronically utilizing such forms or in such other manner as the Recordkeeper shall direct. The Participant’s request must clearly indicate the number of shares to be withdrawn or specify that all shares in his Stock Share Account are to be withdrawn.

10.2 Distribution of Shares. As promptly as practical following the receipt of a Participant’s withdrawal request, the number of shares of Common Stock requested by such Participant shall be distributed from his Stock Share Account. Such shares shall be distributed through a DRS book entry.

10.3 Trailing Dividends. In the event trailing dividends are credited to the Stock Share Account of a Participant who is no longer making Salary deduction contributions to the Plan and who has withdrawn his entire Stock Share Account under the provisions of this Article, such trailing dividends shall be automatically transferred to the Participant in a DRS book entry without any further action required on the part of the Participant.

ARTICLE XI.

TERMINATION OF EMPLOYMENT

11.1 Termination Other Than Retirement or Death. If a Participant’s employment terminates for reasons other than retirement or death, as soon as practical after the first Allocation Date immediately following such termination of employment, the shares of Common Stock allocated to his Stock Share Account as of such Allocation Date shall be distributed to the former Participant through a DRS book entry. In the event trailing dividends are credited to the

Stock Share Account of a former Participant on shares of Common Stock that were distributed to the Participant in connection with his termination of employment, such trailing dividends shall be automatically transferred to the Participant in a DRS book entry without any action required on the part of the Participant.

11.2 Termination Due to Retirement or Death. In the event of retirement (including disability retirement) or termination due to the death of a Participant during a Plan Year, settlement shall be made as of the first Allocation Date immediately following such retirement or death. Distribution as provided in this Section shall be made as soon as administratively practicable following such Allocation Date. If termination is by reason of retirement the number of shares of Common Stock allocated to the Participant’s Stock Share Account as of such Allocation Date shall be distributed to the Participant in a DRS book entry. If termination is by reason of death, settlement will be made in the same manner and will be to the Participant’s beneficiary as designated on his Payroll Authorization. If no beneficiary has been so designated, or if all beneficiaries so designated fail to survive the Participant, settlement will be made to the Participant’s duly appointed legal representative, after satisfaction of any applicable legal requirements. If applicable state law requires a different distribution of the Participant’s Stock Share Account following a Participant’s death than is provided by the Participant’s beneficiary designation or as otherwise provided above, the Participant’s Stock Share Account shall be distributed in accordance with such applicable state law.

In the event trailing dividends are credited to the Stock Share Account of a former Participant on shares of Common Stock that were previously distributed under this Section to the Participant, his beneficiary or personal representative, such trailing dividends shall be automatically transferred in a DRS book entry or in such other manner as the Common Stock to which such dividends relate were distributed without any action required on the part of the Participant, beneficiary or personal representative.

ARTICLE XII.

DEFAULT

12.1 Default. If any Participant admits that he is guilty or is convicted in a court of competent jurisdiction of any crime resulting from dishonesty in the affairs of an Employer, and if any Employer suffers any monetary loss in connection therewith and the amount of such loss is admitted by such Participant or proven in a court of competent jurisdiction, any shares allocated to such Participant’s Stock Share Account which would otherwise be payable to, held for, or distributable to such Participant, shall, to the extent of such loss, be forfeited by the Participant and utilized to reimburse the Employer for its loss.

Further, if at any time the Employer claims to have suffered a monetary loss as a result of the actions of a Participant, the Employer may, upon notification to the Participant of the Employer’s claim of such loss and subject to applicable state law, freeze and hold in suspense the Participant’s Stock Share Account or such portion thereof attributable to Common Stock held in such account having an aggregate value (determined as of the date of such notice) that does not exceed one hundred ten percent (110%) of the amount of the purported claim. Such Participant’s Stock Share Account (or portion thereof) shall remain frozen and held in suspense until such claim is finally settled between the parties and/or there is a final adjudication of the matter. Upon such settlement or final adjudication, the Common Stock held in the Participant’s Stock Share Account shall be offset against the claim, to the extent of the loss, and/or distributed to the Participant in a DRS book entry in accordance with the terms of the settlement or final adjudication.

ARTICLE XIII.

EXPENSES

13.1 General Administrative Costs. The Employer will bear the costs of administering the Plan, including any compensation to the Plan Custodian or others and any transfer taxes incurred in transferring the stock from the Plan to the Participants.

13.2 Expenses/Cost of Distribution. Notwithstanding the provisions of Section 13.1, the cost of each distribution to and/or withdrawal by a Participant, if any, shall be allocated to such Participant’s Stock Share Account.

ARTICLE XIV.

AMENDMENT AND TERMINATION OF PLAN

14.1 Amendment. The Company reserves the right to amend the Plan at any time; however, no amendment shall affect any Participant’s right to the benefit of contributions made by him prior to the date of such amendment.

14.2 Termination. The Company reserves the right to terminate the Plan at any time. In such event, there will be no further payroll deductions, however, all available funds shall be utilized as soon as reasonably feasible to purchase the maximum number of shares of Common Stock. All such shares shall be allocated to the Stock Share Accounts of the Participants in accordance with the provisions hereof.

Within sixty (60) days after such shares are allocated to the Participants’ Stock Share Accounts, all of the shares of Common Stock allocated to the Stock Share Account of each Participant shall be issued to such Participant as of such date in a DRS book entry.

ARTICLE XV.

GENERAL PROVISIONS

15.1 Effect of a Change in Control. In the event of a Change in Control, the surviving continuing successor, purchasing corporation, or parent thereof, as the case may be

(the “Acquiring Corporation”), may assume the Company’s rights and obligations under this Plan. If the Acquiring Corporation elects not to assume the Company rights and obligations under this Plan, the Plan shall be terminated as of the effective date of such Change in Control. The shares of Common Stock allocated to the Stock Share Account of each Participant as of such date shall be distributed to such Participant in a DRS book entry.

15.2 Electronic Instructions. At any time that the Plan provides for instructions or other communications to be made in writing by an Associate or Participant, such instructions shall be effective if provided electronically in accordance with procedures which may be established from time to time by the Committee, if any.

15.3 Employment Rights. Neither the creation or existence of this Plan nor the terms hereof shall give any person any right to be retained in the employ of the Company or any interest in the assets or business activities of the Company.

15.4 Limitations on Purchase of Stock. No stock will be purchased under the Plan for the benefit of any Associate residing or employed in any jurisdiction where the purchase of such stock is not permitted under the applicable laws.

15.5 Assignment, Exemption from Seizure. Except as may otherwise be specifically provided by any applicable law, no right of a Participant under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt by anyone to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. Any Common Stock or money to which any person is entitled under the Plan are exempt from execution, seizure and attachment.

15.6 Physical, Mental or Legal Incapacity. If any payment is to be made under the Plan to a minor or other person who is physically, mentally or legally incompetent, the Plan

Custodian shall pay the same to the parent or guardian or such other person having legal custody of, or being the legally appointed representative of, such person, to be applied by such parent, guardian, person having legal custody or legally appointed representative for the benefit of such person, without the Plan Custodian being further liable to see the application thereof and so that any such payment shall be a complete discharge of any liability under the Plan of the Employer therefor.

15.7 Limitation of Liability. No member of the Board or of the Committee shall be liable for any action (or failure to act) or determination done (or not done) in good faith in respect of or pursuant to the Plan. To the full extent permitted by law, the Company shall indemnify and save harmless each member of the Board or of the Committee (acting in that capacity) with respect to any actual or threatened action or proceeding arising with respect to the adoption or operation of the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its officers thereunto duly authorized and attested as of the date first-noted above.

ATTEST:	HANCOCK WHITNEY CORPORATION

By:	By:
Title:

FIRST AMENDMENT TO

HANCOCK WHITNEY CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

HANCOCK WHITNEY CORPORATION (the “Company”) hereby amends the HANCOCK WHITNEY CORPORATION 2010 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) this the             day of July, 2018.

W I T N E S S E T H:

WHEREAS, effective the 1st day of January, 2011, the Company established the Plan to provide for ownership of stock in the Company by Associates of the Company and/or of its Affiliates; and

WHEREAS, pursuant to Section 18.1 of the Plan, the Company reserved the right to amend the Plan at any time provided no such amendment affects any Participant’s right to the benefit of contributions made by him prior to the date of such amendment; and

WHEREAS, the Plan has been amended from time to time and was most recently amended and restated in its entirety effective July 1, 2018; and

WHEREAS, the Company desires to further amend the Plan to provide credit under the Plan for service with Capital One, National Association, and certain of its affiliates (“Capital One”) to employees of Capital One who became employed by the Company or an Affiliate in connection with the acquisition of certain business operations from Capital One by the Company’s wholly-owned subsidiary, Hancock Whitney Bank (previously known as Whitney Bank), pursuant to that certain Transaction Agreement by and among Capital One, National Association, Interim Bank Virginia, N.A., Interim Bank Louisiana, N.A., and Hancock Whitney Bank, dated December 15, 2017

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

Section 4.1, Eligibility Requirements, is hereby amended by the addition of the following at the end of that Section:

For this purpose, employment with Capital One and its affiliates will be counted for individuals who become Eligible Associates on July 14, 2018 (the “Transfer Date”) in connection with the acquisition by the Company’s subsidiary, Hancock Whitney Bank, of certain business operations of Capital One, and who were employed by Capital One on the day immediately preceding the Transfer Date, including those individuals on an approved leave of absence who return to work within six months following the Transfer Date (or such later date as is required by applicable law).

II.

This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

III.

Capitalized terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

IV.

This Amendment shall be effective as of the 14 day of July, 2018.

V.

Except as amended herein, the Plan, as previously amended, shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its officers thereunto duly authorized as of the date first noted above.

HANCOCK WHITNEY CORPORATION

By:
Title:

SECOND AMENDMENT TO

HANCOCK WHITNEY CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

HANCOCK WHITNEY CORPORATION (the “Company”) hereby amends the HANCOCK WHITNEY CORPORATION 2010 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) this the 21st day of March, 2019.

W I T N E S S E T H:

WHEREAS, effective the 1st day of January, 2011, the Company established the Plan to provide for ownership of stock in the Company by Associates of the Company and/or of its Affiliates; and

WHEREAS, pursuant to Section 18.1 of the Plan, the Company reserved the right to amend the Plan at any time provided no such amendment affects any Participant’s right to the benefit of contributions made by such Participant prior to the date of the amendment; and

WHEREAS, the Plan has been amended from time to time and was most recently amended and restated in its entirety effective July 1, 2018; and

WHEREAS, simultaneously with the amendment and restatement of the Plan, the Plan’s recordkeeper was changed and the recordkeeper’s platform has the capacity to, and has allowed, the processing of contributions below the dollar minimum set forth in the Plan; and

WHEREAS, the Company desires to further amend the Plan to change the minimum contribution allowed under the Plan to correspond with the minimum which has been allowed in operation.

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

Section 5.1, Amount of Deductions, is hereby amended by the deletion of the second sentence of that Section and the substitution of the following:

The amount of Payroll Deductions shall be stated as a percentage of the Participant’s Salary, and may be in any whole or fractional (up to two decimal places) percentage of Salary, with a minimum deduction of one hundredth percent (0.01%) and a maximum deduction of ten percent (10%) of Salary per pay period.

II.

This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

III.

Capitalized terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

IV.

This Amendment shall be effective as of the 1st day of July, 2018.

V.

Except as amended herein, the Plan, as previously amended, shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its officers thereunto duly authorized as of the date first noted above.

HANCOCK WHITNEY CORPORATION

By:
Title:

THIRD AMENDMENT TO

HANCOCK WHITNEY CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

HANCOCK WHITNEY CORPORATION (the “Company”) hereby amends the HANCOCK WHITNEY CORPORATION 2010 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) this the             day of September, 2019.

W I T N E S S E T H:

WHEREAS, effective the 1st day of January, 2011, the Company established the Plan to provide for ownership of stock in the Company by Associates of the Company and/or of its Affiliates; and

WHEREAS, pursuant to Section 18.1 of the Plan, the Company reserved the right to amend the Plan at any time provided no such amendment affects any Participant’s right to the benefit of contributions made by said Participant prior to the date of such amendment; and

WHEREAS, the Plan was amended and restated in its entirety effective July 1, 2018, and was most recently amended on July 12, 2018 and March 21, 2019; and

WHEREAS, the Company desires to further amend the Plan to provide credit under the Plan for service with MidSouth Bancorp Inc. (“MidSouth”) and its subsidiaries to employees of MidSouth and its subsidiaries who become employed by the Company or an Affiliate in connection with the mergers of MidSouth and its wholly-owned subsidiary, MidSouth Bank, N.A., with and into the Company and its wholly-owned subsidiary, Hancock Whitney Bank, pursuant to that certain Agreement and Plan of Merger by and between Hancock Whitney Corporation and MidSouth Bancorp, Inc., dated April 30, 2019 (the “Mergers”).

NOW, THEREFORE, the Plan is hereby amended, effective September 21, 2019 or, if different, the actual effective date of the Mergers, as follows:

I.

Section 4.1, Eligibility Requirements, is hereby amended by the addition of the following at the end of that Section:

Individuals who (i) become Eligible Associates on September 21, 2019 or, if different, the actual effective date of the mergers of MidSouth Bancorp, Inc. (“MidSouth”) and its wholly-owned subsidiary, MidSouth Bank, N.A., with and into the Company and its wholly-owned subsidiary, Hancock Whitney Bank, (the “Transfer Date”), (ii) were employed by MidSouth or one of its subsidiaries on the day immediately preceding the Transfer Date, and (iii) had attained age eighteen on or before the Transfer Date shall be immediately eligible to participate in this Plan on the Transfer Date without regard to the waiting period otherwise imposed hereunder.

II.

This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

III.

Capitalized terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

IV.

Except as amended herein, the Hancock Whitney Corporation 2010 Employee Stock Purchase Plan, as previously amended, shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its officers thereunto duly authorized as of the date first noted above.

HANCOCK WHITNEY CORPORATION

By:
Title:

AMENDMENT TO THE

HANCOCK WHITNEY CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

This Amendment to the Hancock Whitney Corporation 2010 Employee Stock Purchase Plan (the “Plan”), is made and entered into as of the             day of July, 2020, by Hancock Whitney Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 14.1 of the Plan, the Company has the right to amend the Plan at any time; and

WHEREAS, the Board of Directors has approved and authorized this Amendment to the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of the date hereof, as follows:

i)

The first sentence of Section 1.3 of the Plan is hereby deleted and replaced with the following:

“The Company has reserved Three Hundred Thousand (300,000) shares of Common Stock for issuance under the Plan.”

ii)

Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

HANCOCK WHITNEY CORPORATION

By:
Its:

FIFTH AMENDMENT TO

HANCOCK WHITNEY CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

HANCOCK WHITNEY CORPORATION (the “Company”) hereby amends the HANCOCK WHITNEY CORPORATION 2010 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) this the 29th day of July, 2021.

W I T N E S S E T H:

WHEREAS, effective the 1st day of January, 2011, the Company established the Plan to provide for ownership of stock in the Company by Associates of the Company and/or of its Affiliates; and

WHEREAS, the Plan has been amended from time to time and was most recently amended and restated in its entirety effective July 1, 2018; and

WHEREAS, pursuant to Section 14.1 of the Plan as amended and restated, the Company reserved the right to amend the Plan at any time provided no such amendment affects any Participant’s right to the benefit of contributions made by such Participant prior to the date of the amendment; and

WHEREAS, the shares of Common Stock issued to date pursuant to purchases by Associates under the Plan is approaching the maximum number of such shares currently reserved for issuance thereunder; and

WHEREAS, the Company desires to amend the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

The Plan is hereby amended to increase the number of shares of Common Stock reserved for issuance under the Plan by an additional Two Hundred Fifty Thousand (250,000) shares, and Section 1.3 of the Plan, as previously amended by Amendment dated the 23rd day of July, 2020, is hereby amended by the deletion of the first sentence of that Section and the substitution of the following:

The Company has reserved Five Hundred and Fifty Thousand (550,000) shares of Common Stock for issuance under the Plan.

II.

This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

III.

Capitalized terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

IV.

This Amendment shall be effective as of the date first noted above.

V.

Except as amended herein, the Plan, as previously amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned officer thereunto duly authorized as of the date first noted above.

HANCOCK WHITNEY CORPORATION

By:
Title: